SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                   FORM 8-A/A

                                 AMENDMENT NO. 1


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                                PITNEY BOWES INC.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)


               Delaware                                         06-0495050
------------------------------------------             -------------------------
 (State of Incorporation or Organization)                    (IRS Employer
                                                           Identification No.)

World Headquarters, Stamford, Connecticut                       06926-0700
------------------------------------------             -------------------------
 (Address of principal  executive offices)                      (zip code)


Securities to be registered pursuant to Section 12(b) of the Act:

        Title of Each Class                       Name of Each Exchange on Which
        to be so Registered                       Each Class is to be Registered

  Preference Share Purchase Rights                  New York  Stock  Exchange


Securities  to be registered pursuant to Section 12(g) of the Act:

                                      None
                                ----------------
                                (Title of Class)

Item 1.        Description of Registrant's Securities to be Registered.

                  On January 16, 1998, Pitney Bowes Inc. (the "Company") effected a two-for-one stock split in the form of a 100% stock distribution to stockholders of record on December 29, 1997. The following description of the Company's preference share purchase rights gives effect to the adjustments resulting from such split.

                  On December 11, 1995, the Board of Directors of the Company declared a dividend of one preference share purchase right (a "Right") for each outstanding share of common stock, par value $2.00 per share (the "Common Shares"), of the Company. The dividend was paid on February 20, 1996 (the "Record Date") to the stockholders of record on that date. Each Right originally entitled the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preference Stock, without par value (the "Preference Shares"), of the Company at a price of $195.00 per one one-hundredth of a Preference Share (the "Purchase Price"), subject to adjustment. As a result of the stock split, (i) each Right currently entitles the registered holder to purchase one two-hundredth of a Preference Share at a price of $97.50 per one two-hundredth of a Preference Share, and (ii) the par value of the Common Shares was reduced from $2.00 per share to $1.00 per share. The description and terms of the Rights are set forth in a Rights Agreement, dated as of December 11, 1995 (the "Rights Agreement"), between the Company and Chemical Mellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agent").

                  Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") have acquired beneficial ownership of 20% or more of the outstanding Common Shares or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding Common Shares (the earlier of such dates being called the "Distribution Date"), the Rights are evidenced by the Common Share certificates.

                  The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Common Shares. Until the Distribution Date
(or  earlier  redemption  or  expiration  of  the  Rights),   new  Common  Share
certificates issued after the Record Date upon transfer or new issuance of Common Shares will contain a notation incorporating the Rights  Agreement  by  reference.  Until the  Distribution  Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Shares outstanding as of the Record Date will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

                  The Rights are not exercisable until the Distribution Date. The Rights will expire on February 20, 2006 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below. The Purchase Price payable, and the number of Preference Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preference Shares, (ii) upon the grant to holders of the Preference Shares of certain rights or warrants to subscribe for or purchase Preference Shares at a price, or securities convertible into Preference Shares with a conversion price, less than the then-current market price of the Preference Shares or (iii) upon the distribution to holders of the Preference Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Preference Shares) or of subscription rights or warrants (other than those referred to above).

                  The number of outstanding Rights and the fractions of a Preference Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date.

                  Preference Shares purchasable upon exercise of the Rights will not be redeemable. Each Preference Share will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 200 times the dividend declared per Common Share. In the event of liquidation, the holders of the Preference Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 200 times the payment made per Common Share. Each Preference Share will have 200 votes, voting together with the Common Shares. Finally, in the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preference Share will be entitled to receive 200 times the amount received per Common Share. These rights are protected by customary antidilution provisions.

                  Because of the nature of the Preference Shares' dividend, liquidation and voting rights, the value of the one two-hundredth interest in a Preference Share purchasable upon exercise of each Right should approximate the value of one Common Share.

                  In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Common Shares having a market value of two times the exercise price of the Right.

                  At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one Common Share, or one two-hundredth of a Preference Share (or of a share of a class or series of the Company's preference stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

                  With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preference Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a Preference Share, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preference Shares on the last trading day prior to the date of exercise.

                  At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding Common Shares, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.005 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time on such basis with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

                  The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to lower certain thresholds described above to not less than the greater of (i) the sum of .001% and the largest percentage of the outstanding Common Shares then known to the Company to be beneficially owned by any person or group of affiliated or associated persons and (ii) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

                  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

                  The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Rights may be redeemed by the Company at the Redemption Price prior to the time that a person or group has acquired beneficial ownership of 20% or more of the Common Shares.

                  The Rights Agreement, specifying the terms of the Rights and including the form of the Certificate of Designations setting forth the terms of the Preference Shares as an exhibit thereto and the Certificate of Adjustment dated as of January 16, 1998, are attached hereto as exhibits and are incorporated herein by reference. The foregoing description of the Rights is qualified in its entirety by reference to such exhibits.

Item 2. Exhibits.

                                                                        Location

        1. Rights Agreement, dated as of December 11, 1995,             Original
           between Pitney Bowes Inc. and Chemical Mellon                  Filing
           Shareholder Services, L.L.C., which includes the form of Certificate of Designations setting forth the terms of the Series A Junior
           Participating Preference Stock, without par value, as Exhibit A, the form of Right
           Certificate as Exhibit B and the Summary of Rights to Purchase Preference Shares as Exhibit C.

       2.  Certificate of Adjustment to the Rights  Agreement               This
           dated as of January 16, 1998.                               Amendment
                                                                         Page 9.

                                    SIGNATURE


                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:   January 16, 1998

                             PITNEY BOWES INC.


                             By: /s/ Amy C. Corn
                              Name:  Amy C. Corn
                              Title: Corp. Sec. & Sr.
                                     Assoc. Gen. Cnsl

                                  EXHIBIT LIST

Exhibit No.

1. Rights Agreement, dated as of December 11, 1995, between Pitney Bowes Inc. and Chemical Mellon Shareholder Services, L.L.C., which includes the form of Certificate of Designations setting forth the terms of the Series A Junior Participating Preference Stock, without par value, as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preference Shares as Exhibit C.

2.       Certificate of Adjustment dated as of January 16, 1998.

                            CERTIFICATE OF ADJUSTMENT


         This is to certify pursuant to Section 12 of the Rights Agreement, dated as of December 11, 1995, between Pitney Bowes Inc., a Delaware corporation (the "Company"), and Chemical Mellon Shareholder Services, L.L.C. (the "Rights Agent") that:


I.       Statement of Facts.

         On October 6, 1997, the Company's Board of Directors declared a two-for-one split of the shares of the Company's Common Stock, par value $2.00 per share (the "Common Shares"), to be effected in the form of a 100% stock distribution (the "Distribution") on January 16, 1998 to holders of record of the Company's issued Common Shares on December 29, 1997. As a result of the stock split, the par value of the Common Shares was reduced from $2.00 to $1.00 per share.


II.      Adjustments Pursuant to Rights Agreement.

         Pursuant to the provisions of Sections 11(n) and 23(a) of the Rights Agreement, certain adjustments to the fractions of a Preference Share (as defined in the Rights Agreement) purchasable upon proper exercise of each Right (as defined in the Rights Agreement) and to the Redemption Price (as defined in the Rights Agreement) shall be effected as of January 16, 1998, as set forth below:


                  1. Pursuant to Section 11(n) of the Rights Agreement, the Rights are adjusted so that each Right shall, upon proper exercise, entitle the holder to purchase one two-hundredth of a fully paid non-assessable share of Series A Junior Participating Preference Stock.

                  2. Pursuant to Section 23(a) of the Rights Agreement, the Redemption Price is adjusted to $0.005 per Right.


Dated effective this 16th day of January, 1998.


                                       PITNEY BOWES INC.



                                       By:/s/ Amy C. Corn

                                        Name:  Amy C. Corn

                                        Title: Corp.Sec.& Sr Assoc.
                                               General Counsel